Exhibit 5.1

May 19, 2026

Patterson-UTI Energy, Inc.

10713 W. Sam Houston Pkwy N, Suite 800

Houston, Texas 77064

Re:	Patterson-UTI Energy, Inc.

Registration Statement on Form S-3 (File No. 333-274345)

Ladies and Gentlemen:

We have acted as counsel to Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3, file no. 333-274345 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus, dated September 5, 2023, included therein, the prospectus supplement, dated May 5, 2026, filed with the Commission on May 7, 2026 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $500,000,000 aggregate principal amount of the Company’s 6.050% Senior Notes due 2036 (the “Notes”).

The Notes have been issued pursuant to the Indenture, dated as of November 15, 2019 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated May 19, 2026 relating to the Notes (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture, the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Gibson, Dunn & Crutcher LLP

811 Main Street Suite 3000 | Houston, TX 77002-6117 | T: 346.718.6600 | F: 346.718.6620 | gibsondunn.com

May 19, 2026

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the United States of America and the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. Without limitation, we do not express any opinion regarding any Delaware contract law. This opinion is limited to the effect of the current state of the laws of the State of New York, the laws of the United States of America and, to the limited extent set forth above, the laws of the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law and (iii) the provisions of Article Eleven of the Restated Certificate of Incorporation of the Company.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; (ii) any waiver (whether or not stated as such) under the Indenture or the certificates evidencing the global Notes (together, the “Specified Note Documents”) of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (iii) any waiver (whether or not stated as such) contained in the Specified Note Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any purported fraudulent transfer “savings” clause; (vi) any waiver of the right to jury trial or (vii) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

May 19, 2026

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP